Exhibit 99.2

Dear Chairman Cao, Mr. Jin, and members of the Jiangbo Board of Directors,
With respect to the nomination by the members of Nominating and Corporate Governance Committee for my reelection as independent director at the company’s forthcoming AGM, I would like to inform that committee, and the entire Board of Directors of Jiangbo, that I will not be standing for reelection as independent director at the forthcoming AGM when my current term expires.  I have increasing professional commitments and will be unable to commit the appropriate time to Jiangbo in the future.  Furthermore, I believe that as part of good corporate governance, the company should change its independent directors every few years and I am coming up the end of three years of service.
Provided the company continues to fulfill its obligations as a U.S. public company, I am willing to serve until the end of my current term and continue to assist the company with its endeavors in respect of the capital markets and the regulators in the U.S. until the AGM.

Please discuss with legal counsel how the proxy documents should be amended for this change in the composition of the board in preparation for, and at the time of, the company’s AGM.
Regards,

Michael Marks